CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 11, 2016, relating to the financial statements and financial highlights which appears in the September 30, 2016 Annual Reports to Shareholders of Janus Fund and Janus Research Fund (two of the portfolios constituting Janus Investment Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 14, 2017